Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 2,101,825,233.00	0.0001381	$ 290,262.06
Fees Previously Paid
	Total Transaction Valuation:	$ 2,101,825,233.00
	Total Fees Due for Filing:			$ 290,262.06
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 290,262.06
Offering Note
[1]	(i) Title of each class of securities to which transaction applies: Ordinary shares, nominal value $0.01 per share, of Avadel Pharmaceuticals plc. (ii) Aggregate number of securities to which transaction applies: As of the close of business on November 7, 2026, the maximum number of ordinary shares to which this transaction applies is estimated to be 110,456,049, which consists of (a) 97,817,589 outstanding ordinary shares (including restricted stock awards); (b) 12,419,785 ordinary shares subject to outstanding stock options to purchase ordinary shares; (c) 218,675 ordinary shares subject to outstanding time-based restricted stock unit awards; and (d) 44,029 shares of ordinary shares estimated to be issuable pursuant to Avadel's Employe Stock Purchase Plan (the "ESPP"). (iii) Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Estimated solely for the purpose of calculating the filing fee, as of November 6, 2025, the underlying value of the transaction was calculated based on the sum of: (a) the product of 97,817,589 outstanding ordinary shares (including restricted stock awards) and the per share transaction consideration of $20.00; (b) the product of 12,419,785 ordinary shares subject to outstanding stock options to purchase ordinary shares and $11.29 (which is the difference between the per share transaction consideration of $20.00 and the weighted average exercise price of $8.71); (c) the product of 218,675 ordinary shares subject to outstanding restricted stock unit awards and the per share transaction consideration of $20.00; and (d) the product of 44,029 shares of ordinary shares estimated to be issuable pursuant to the ESPP and the per share transaction consideration of $20. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A